Exhibit 10.31

January 14, 2022

Andrew (Drew) Morton
Germantown, TN 38139

Dear Drew,

NuVasive, Inc. (NuVasive or the Company) is pleased to confirm our verbal offer for the full time, exempt position of Senior Vice President, Chief Human Resources Officer. In this role, you will report to me, and your start date will be February 7, 2022.  This offer and your at-will employment relationship with NuVasive will be subject to the terms and conditions of this letter and the plan documents and agreements referenced herein.

Your initial base salary will be $420,000 (USD, annually), less applicable taxes and other withholdings, and paid in accordance with NuVasive’s normal payroll practices. Your next salary review will be in Q1 2023.

You will be eligible to participate in the 2022 Corporate Discretionary Bonus Plan at an annual target bonus opportunity of 60% of your base salary.  This bonus requires that you be employed in good standing on the payout date (which is generally the first week of March, in the following year). The actual incentive bonus earned will be based on a combination of Company goals and individual goals and will be earned according to the terms and conditions of the plan.

Additionally, we expect to provide you with a 2022 annual LTI award that has a grant face value of USD $700,000, which is expected to be made in March 2022.  This award is expected to be comprised of RSUs and performance stock units consistent with the annual LTI awards for other Company executives, and subject to cliff vesting on the third anniversary of the date of grant.  The value and form of award is subject to approval by NuVasive’s Board of Directors or its delegate and will be governed by the terms of the applicable grant agreements(s).

NuVasive will support your relocation from Germantown, TN to Denver, CO by providing relocation services through the Company’s preferred vendor.  The attached Core Relocation Benefits Summary details the core benefits of your relocation package. In addition to the core relocation benefits, NuVasive will also provide you with the following flexible relocation benefits, which are also summarized in the accompanying Flexible Relocation Benefits Summary.

Home Finding Trip for Shareowner and Spouse (3 days / 2 nights)
Home Sale Closing Assistance
New Home Closing Costs equal to 2% of mortgage/loan, up to maximum $2,000,000 mortgage/loan value
Additional Miscellaneous Move allowance of $1,500
Shipment of one additional vehicle
Storage of Household Goods for 60 days
Temporary Housing for 60 days
Rental Finding Fees / Lease Breakage

The aggregate value of your relocation benefit will be subject to the Benefits Repayment Obligation, as outlined below.

The Benefits Repayment Obligation means that, if within 24 months of your final relocation, you (a) voluntarily terminate your employment for any reason or (b) are terminated for “Cause” you will be required to repay to NuVasive the full gross amount of all relocation and temporary housing payments and benefits received, which will be due and payable in full on the effective date of your termination of employment.

nuvasive.com

7475 Lusk Boulevard, San Diego, CA 92121

main. 858.909.1800    fax. 858.909.2000

Benefits Repayment Obligation Schedule
Duration	Repayment Percentage
Within Months 0 – 24 of Final Relocation	100% of bonus received
After 24 Months of Final Relocation	0% of bonus received

For purposes of the Benefits Repayment Obligation, “cause” means theft, dishonesty or misconduct with respect to your employment or otherwise relating to the business of NuVasive; material neglect of duties; falsification of any employment or NuVasive’s records, improper use or disclosure of NuVasive’s trade secret or confidential information; violation of or failure to comply with NuVasive’s Code of Conduct; conviction or plea of nolo contendere to a felony if such conviction or plea is likely to harm the business or reputation of NuVasive; or other conduct that is likely to have an adverse effect on the name or public image of NuVasive.

NuVasive provides an excellent benefits package. You will be eligible for medical, dental, life insurance, 401K, and time off benefits. You will automatically be enrolled in the NuVasive 401(k) Plan with a pre-tax contribution of 3% of your eligible pay. If you do not wish to contribute to the 401(k) Plan, you must change your contribution rate to 0% once you receive your enrollment materials.

Also, you will be eligible for NuVasive’s executive benefits package, which currently includes an annual executive physical, executive financial planning and eligibility to participate in a deferred compensation plan. Further, provided you execute the Company’s form of Proprietary Information, Inventions Assignment, and Restrictive Covenants Agreement (PIIA), you will be eligible for benefits under the Company’s Change in Control Agreement.

As an employee of the Company, you will be required to comply with all Company policies and procedures.  You will also be subject to NuVasive’s stock ownership guidelines, which require that you acquire and maintain ownership of NuVasive stock with a value equal to one times (1x) your base salary within five years, subject to and in accordance with the terms of the guidelines.

All compensation, benefits and employer policies and programs will be administered in accordance with NuVasive policies, plans and procedures, which may include waiting periods and other eligibility requirements to participate. NuVasive reserves the right to change or eliminate these policies and programs at any time during the course of your employment, without notice.

Your employment with the Company will not be for any specific term and may be terminated by you or by the Company at any time, with or without cause and with or without notice. The at-will nature of your employment described in the forgoing sentence shall constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which either you or the Company may terminate your at-will employment relationship.

This offer is contingent on your agreement to the PIIA, successful drug screen, background and reference checks and your production of all agreements between you and any previous employer that contain ongoing post-employment restrictive covenants. It is the parties' intent (as well as a condition of employment) that you abide by all enforceable post-employment restrictive covenants between you and your former employers, including any non-solicitation and/or non-compete provisions. Further, you agree that during the course of performing your duties on behalf of NuVasive, you will not use or disclose to NuVasive any confidential or proprietary information that may belong to others.

If your job requires you to access hospital facilities, this offer is also contingent on your eligibility to obtain and maintain the credentials required to work at all hospitals applicable to your role with the Company (which may include proof that you are fully vaccinated against COVID-19).

nuvasive.com

7475 Lusk Boulevard, San Diego, CA 92121

main. 858.909.1800    fax. 858.909.2000

Furthermore, if required to access hospital facilities, as a condition to commencing employment, unless otherwise prohibited by law, you must either: (i) provide proof that you are fully vaccinated against COVID-19 within 3 days of your start date; or (ii) prior to your start date, apply for and be granted an accommodation in accordance with applicable law. To request an accommodation prior to your start date, please email HRConnect@nuvasive.com. Please note that reasonable accommodations are subject to numerous factors, including business needs and the requirements of the hospitals where you will train and work. Contingent offers of employment may be withdrawn if requested accommodations pose an undue hardship.

We are looking forward to having you join the NuVasive team!

Sincerely,

/s/ J. Christopher Barry

Chris Barry

Chief Executive Officer

I have read this offer letter in its entirety and agree with the terms and conditions of employment.  I understand and agree that my employment with NuVasive is at-will.

1/14/2022	/s/ Andrew C. Morton
Dated	Andrew (Drew) C. Morton

nuvasive.com

7475 Lusk Boulevard, San Diego, CA 92121

main. 858.909.1800    fax. 858.909.2000